Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P., CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, January 17, 2006

GLIMCHER CLOSES ON ACQUISITION OF
TULSA PROMENADE IN TULSA, OKLAHOMA

COLUMBUS, OH - January 17, 2006 - Glimcher Realty Trust, (NYSE: GRT), one of the country’s premier retail REITs, today announced that it closed on the purchase, from Coyote Tulsa Mall, L.L.C., of Tulsa Promenade, located in Tulsa, Oklahoma for total consideration of $58.3 million. The Company funded the acquisition through its existing credit facility.

Tulsa Promenade consists of approximately 927,000 square feet of gross leasable area and is a highly productive retail center located in a strong and stable trade area. The property is a newly renovated two-story regional mall anchored by Dillard’s, Foley’s and JC Penney and featuring a 12-screen Hollywood Theaters with stadium seating and approximately 235,000 square feet of small shop retailers. The mall shop stores are generating sales per square foot of approximately $305.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Visit Glimcher at: www.glimcher.com

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